Exhibit 2.2

AMENDMENT NO. 1

TO

SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO THE SECURITIES PURCHASE AGREEMENT, is entered into as of May 27, 2005 (this “Amendment”), by and among RA Cerberus Acquisition, LLC, a Delaware limited liability company (“Purchaser”), Rafaella Sportswear, Inc., a Delaware corporation (“Rafaella”), Verrazano, Inc., a New York corporation and wholly-owned subsidiary of Rafaella (“Verrazano”), Ronald Frankel and Rafaella Apparel Group, Inc. (formerly known as Rafaella Corporation), a Delaware corporation and wholly-owned subsidiary of Rafaella (“Corporation”). Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings given them in the Purchase Agreement (defined below).

W I T N E S S E T H:

WHEREAS, Purchaser, Rafaella, Verrazano, Ronald Frankel and Corporation have entered into that certain Securities Purchase Agreement, dated as of April 15, 2005 (the “Purchase Agreement”), pursuant to which, among other things, Purchaser will receive certain preferred stock of the Corporation in exchange for a contribution to the corporation of $40 million and concurrently the Corporation will issue $160 million of second lien senior secured notes.

WHEREAS, pursuant to Section 11.04 of the Purchase Agreement, the parties hereto desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

AMENDMENT

1.1     Amendment and Restatement.

The Fifth WHEREAS clause of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“WHEREAS, Jefferies & Company Inc. expects to enter into a purchase agreement (the “Senior Note Purchase Agreement”) with Corporation pursuant to which Corporation will issue $160,000,000 of second lien senior secured notes (“Senior Secured Notes”) immediately following the completion of the Preferred Units Issuance (the “Financing”).”

Section 10.01(d) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“by Rafaella, Verrazano, Frankel and Corporation, on the one hand, or Purchaser, on the other hand, if the Transactions shall not have been consummated before June 24, 2005; and”

The first paragraph of Section 2.6(a) of Exhibit IV (Form of Stockholders’ Agreement) to the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“If at any time after the date hereof, the Company proposes to issue equity securities of any kind (for purposes of this Section 2.6, the term “equity securities” shall include any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities) of the Company other than (i) pursuant to an incentive plan in compliance with the limits described in Section 4.5 or (ii) pursuant to an investment in the Company by Cerberus of Escrow Funds (as defined in the Escrow Agreement dated June 20, 2005 by and among Cerberus, the Company, Rafaella, Ronald Frankel and JP Morgan Chase Bank, N.A., (the “Escrow Agreement”)) pursuant to that certain Letter Agreement dated May 27, 2005 by and among Cerberus, the Company, Rafaella, Ronald Frankel and Jefferies & Company, Inc. (the “Letter Agreement”) then, as to each Stockholder, the Company shall:”

 Section 4.2(a) of Exhibit IV (Form of Stockholders’ Agreement) to the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“The Company and the Stockholders agree that the Company will not, nor will it permit any subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions that are at prices and on terms and conditions not less favorable to the Company or such subsidiary than could be obtained on an arms length basis from unrelated third parties, (ii) transactions between or among the Company and the Company’s wholly-owned subsidiaries not involving any other Affiliate, (iii) payment of distributions or other amounts provided for pursuant to this Agreement, (iv) payment or mandatory prepayment of indebtedness or interest or principal payments when due for such indebtedness, (v) pursuant to employment agreements or other compensation plans existing on the date hereof or approved by the Board, including by the Joint Designee, (vi) customary fees paid to members of the board of directors of the Company and its subsidiaries, (vii) the issuance of equity securities pursuant to the provisions of Section 2.6; provided that the issuance of such equity securities in compliance with such Section 2.6 shall not, in and of itself, be deemed sufficient to satisfy the fiduciary obligations of the Board under Delaware law, (viii) the issuance of preferred stock resulting from an investment by Cerberus of Escrow Funds (as defined in the Escrow Agreement) pursuant to the terms of the Letter Agreement and (ix) transactions or a series of related transactions involving less than $1,000,000 that are approved by the Board, including by the Joint Designee.”

Section 4.2 of Exhibit IV (Form of Stockholders’ Agreement) to the Purchase Agreement is hereby amended by inserting the following provision, to be referred to as Section 4.2(c), at the end thereof:

“In addition, without first obtaining the approval (by vote or written consent, as permitted by law) of Rafaella or the Principals holding a majority of the aggregate number of then outstanding shares of Common Stock held by all of the Principals, the Stockholders will not, and will not permit the Company to, approve any amendment to the Company’s Certificate of Incorporation which would alter or change the powers, preferences or special rights of any series of Preferred Stock so as to affect the holders of Common Stock adversely, including without limitation, by diluting such holders.”

ARTICLE II

GENERAL PROVISIONS

2.1     Ratification; Entire Agreement.

This Amendment shall not effect any terms or provisions of the Purchase Agreement other than those amended hereby and is only intended to amend, alter or modify the Agreement as expressly stated herein. Except as amended hereby, the Agreement remains in effect, enforceable against each of the parties, and is hereby ratified and acknowledged by each of the parties. The Purchase Agreement (including the Schedules and Exhibits), as amended by this Amendment, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

2.2     Counterparts.

This Amendment may be executed in two or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

2.3     Governing Law.

This Amendment shall be governed and construed in accordance with the laws of the State of New York, without regard to the laws that might be applicable under conflicts of laws principles.

2.4     Severability.

Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or enforceability shall not affect any other provision or any other jurisdiction.

2.5     Successors and Assigns.

This Amendment is binding upon and shall inure to the benefit of each of the parties and their respective successors and assigns.

2.6     Headings.

The headings, captions and arrangements used in this Amendment are for convenience only and will not affect the interpretation of this Amendment.

IN WITNESS WHEREOF, the Purchaser, Rafaella, Verrazano, Ronald Frankel and Corporation have caused this Amendment to be signed by their respective officer or person thereunto duly authorized, all as of date first written above.

RA CERBERUS ACQUISITION, LLC

By:	/s/ Kurt Larsen
Name: Kurt Larsen
Title: Authorized Person

RAFAELLA SPORTSWEAR, INC.

By:	/s/ Ronald Frankel
Name: Ronald Frankel
Title: Authorized Person

VERRAZANO, INC.

By:	/s/ Ronald Frankel
Name: Ronald Frankel
Title: Authorized Person

/s/ Ronald Frankel
Name: Ronald Frankel

RAFAELLA APPAREL GROUP, INC.

By:	/s/ Ronald Frankel
Name: Ronald Frankel
Title: Authorized Person